Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated May 13, 2022 with respect to the audited financial statements of Metaverse Acquisition Corp. (“the Company”) as of December 31, 2021 and December 31, 2020 and the related statements of operations, changes in stockholders’ equity and the cash flow for the year ended December 31, 2021 and the period from July 27, 2020 (inception) through December 31, 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

May 13, 2022